Exhibit 99

WESTERN RESOURCES AND KCPL POSTPONE
SPECIAL MEETINGS OF SHAREOWNERS

The following statement was issued jointly by Western Resources and KCPL late Friday, December 19:

Western Resources, Inc. (NYSE:WR) and Kansas City Power & Light Company (KCPL) (NYSE: KLT) announced today that they have postponed their respective special meetings of shareowners to vote on their Merger Agreement previously scheduled for January 21, 1998.

The companies stated that representatives of Salomon Smith Barney, Western Resources' investment bankers, had indicated that they believe it is unlikely that Salomon would be in a position to issue a fairness opinion for the Western Resources/KCPL transaction on the basis of the previously announced terms for the transaction if the fairness to shareowners of Western Resources were formally submitted to the fairness committee of Salomon. A fairness opinion of Salomon is a condition to the mailing of proxy materials to shareowners of Western Resources. KCPL's investment bankers, Merrill Lynch & Co., Inc., have met with Salomon representatives to discuss the reasons for Salomon's position.

Both KCPL and Western Resources issued the following statement regarding the status of the proposed transaction:

"We are prepared to meet in good faith to discuss the matter, and we pledge to use our best efforts to work together constructively to resolve the matter on a basis that is fair to the shareowners of both companies."

The companies emphasized that it is impossible to predict the outcome of these efforts at the present time.